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                                                             EXHIBIT NUMBER 99.1
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CONCENTRIC NETWORK CORPORATION PRICES $150 MILLION PRIVATE OFFERING OF UNITS,
CONSISTING OF 12-3/4%  SENIOR NOTES DUE 2007 AND
WARRANTS TO PURCHASE COMMON STOCK

CUPERTINO, CA/December 16, 1997 -- Concentric Network Corporation announced today that it has entered into an agreement to sell $150 million Units, each Unit consisting of $1,000 in principal amount of its 12-3/4% Senior Notes due 2007 and a Warrant to purchase 6.34072 shares of its Common Stock in an offering within the United States to qualified investors and to certain non-United States investors.

The Company stated that it intends to use the proceeds of the offering to fund potential acquisitions and for working capital purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The Units have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Concentric Network Corporation

A leader in IP network innovation, Concentric Network Corporation provides Wide Area Intranets and Extranets for the enterprise. These high performance, secure, cost-effective and reliable IP-based Virtual Private Network services connect enterprises with their remote sites, mobile users, business partners and customers. For the consumer market, Concentric Network offers a complete line of connectivity and hosting products. The Concentric network architecture is based on "super" points of presence (SuperPOPs), an advanced ATM backbone, and distributed data centers which enable high functionality, low/fixed latency, high throughput and superior reliability to support a wide range of applications. Concentric Network is headquartered in Cupertino, Calif. For more information, access the company's Web site at http://www.concentric.net or contact Katie Greene at 408-342-2885.